Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067-3026 Tel 310.552.8500 gibsondunn.com

November 13, 2024

Oruka Therapeutics, Inc.

855 Oak Grove Avenue, Suite 100

Menlo Park, CA 94025

Re:	Oruka Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Oruka Therapeutics, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) 4,634,891 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible individuals under the Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (the “SIP”), (ii) 463,489 shares of Common Stock issuable under the Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”), (iii) 1,179,193 shares of Common Stock issuable under the Oruka Therapeutics, Inc. Amended and Restated 2024 Equity Incentive Plan (together with the SIP and ESPP, the “Incentive Plans”) pursuant to outstanding stock options that were assumed by the Company and converted into options to purchase shares of Common Stock in connection with the consummation of the mergers contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024, by and among the Company, Atlas Merger Sub Corp, Atlas Merger Sub II, LLC, and Oruka Therapeutics Operating Company, LLC (formerly known as Oruka Therapeutics, Inc., a private Delaware corporation) (the “Merger”), and (iv) 3,054,358 shares of Common Stock issuable under outstanding employee warrants that were assumed by the Company and converted into warrants to purchase shares of Common Stock in connection with the Merger (the “Employee Warrants”).

We have examined the Incentive Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Incentive Plans or the holders of Employee Warrants that would expand, modify or otherwise affect the terms of the Incentive Plans, Employee Warrants, or the respective rights or obligations of the participants thereunder.  Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

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Oruka Therapeutics, Inc.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Incentive Plans and the Employee Warrants, when issued and sold in accordance with the terms of the respective Incentive Plans and Employee Warrants and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”).  We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above.  This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.  We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, dunn & crutcher llp